EXHIBIT 10.10
May 6, 2005
Scott Tollefsen
60 Truman Avenue
Princeton, NJ 08540-1699
Dear Scott:
We are pleased to offer you the position of General Counsel for USA Mobility, Inc. In this role you will be responsible for providing leadership and oversight to the legal function for USA Mobility. The responsibilities will also include planning and implementing the integration of these functions from the predecessor companies and ensuring the development and on-going leadership of these functions for USA Mobility. The General Counsel will be an integral member of the senior management team (i.e., similar to the COO, CTO, CFO) and will participate in regular senior management meetings, planning sessions and strategic initiatives.
     The overall responsibilities include, but are not limited to:
•	Planning and developing the legal function to save outside legal costs in order to maximize productivity while achieving the synergy goals of the merger,

•	Overseeing the above-mentioned functions to include planning and leading their rationalization and integration with Arch’s and Metrocall’s legacy systems, and providing oversight of related systems until successfully transitioned,

•	Contribution in the development of, and on-going fiscal responsibility for, the 2005 & 2006 operating budgets for your areas of responsibility and achievement of fiscal and quarterly expense goals and targets,

•	Sarbanes-Oxley, Section 404 internal controls and compliance for fiscal year 2005 and ongoing, as it relates to your areas of responsibility, and

•	Contribution in the development of USA Mobility’s spectrum allocation strategy to maximize usage and revenue.
This position will report to the Chief Executive Officer for USA Mobility and will work closely with the other members of executive management to achieve our goals. The terms of this offer are outlined below.
1) Base Salary: $9,615.38 paid biweekly ($250,000 annually)
2) Bonus: up to 75% of base salary payable annually in accordance with USA Mobility policy, and pro-rated for the 2005 year. Bonus payment will be based upon accomplishment of pre-

determined goals and objectives, as set and agreed upon by the Board of Directors of USA Mobility.
3) Benefits: Company health, dental, vision plans and 401(k) participation will be available on the same terms as made available to other USA Mobility employees. The Benefits Booklet enclosed provides details on the company’s plans, eligibility requirements and related costs and benefits.
4) Vacation: You will accrue vacation each pay period at a rate equal to four weeks per year and may begin taking vacation following the first 90 days of employment. Payment of accrued and unused vacation at termination for any reason will be limited to 160 hours, consistent with company policy.
5) Expenses: Business related expenses including travel, lodging, meals and incidentals (i.e., telephone expenses) associated with work-related travel, will be reimbursed, following the submission of receipts consistent with USA Mobility policy. For a maximum of six months from your starting date, USA Mobility will reimburse for mutually agreed upon reasonable costs of an apartment, rental car and related travel expenses, including airfare between your current home in New Jersey and our corporate headquarters.
6) Severance: Should USA Mobility, in its sole discretion, terminate you for any reason other than “Cause”, as defined in the USA Mobility Severance Benefits Plan (the “USA Mobility Severance Plan”), you will become eligible for a severance benefit subject to your compliance with paragraph 10 below. This severance benefit will be calculated based upon your hire date at USA Mobility with continuous service through the date of termination. The amount of severance shall reflect the terms and conditions contained in the USA Mobility Severance Plan, or any successor severance plan of USA Mobility, and shall apply to the severance payments set forth in this paragraph 6, including, but not limited to, the requirement that you execute a valid severance and release agreement in effect at the time of your termination. Any capitalized terms not defined herein shall have the meanings set forth under the USA Mobility Severance Plan or any successor severance plan of USA Mobility. In the event that you were to be terminated as a result of a Change of Control, you would be eligible for a severance payment equal to one year’s base salary.
7) Equity Incentive Package: You will have meaningful participation in the Board/Management equity incentive program at a level below the CEO, but on a par with the CFO, COO and CTO, once a plan has been established for USA Mobility. A recommendation will be made to the Board of Directors to approve your participation in the plan at a level below the CEO, but on a par with the CFO, COO and CTO.
8) Relocation Assistance: You will receive relocation assistance (net of taxes) in the amount of $50,000.00 which represents the maximum sum to be paid in relocation expenses. In order for relocation expenses to be tax deductible, you must submit receipts with an expense report.
9) Signing Bonus: You will receive a signing bonus in the amount of $25,000.00 within ten (10) days of the date you begin employment with USA Mobility. If, within one calendar year of the date you begin employment with USA Mobility, you voluntarily terminate your employment with USA Mobility, or are terminated for “Cause”, you will be required to reimburse the Company for a prorated amount of the signing bonus.
10) Non-Competition, Non-Solicitation & Release: You must agree to not compete with USA Mobility by working for any competitor which earns the majority of its revenue from providing paging services or divulge trade secrets or confidential information, including customer information, for the period of one year following termination of employment. You will be expected to sign confidentiality agreements from time to time to protect the Company’s confidential information that may exceed the one year period following termination for any reason. In addition, you must agree not to solicit employees of USA Mobility for employment for the same one year period. Further, you must agree to release USA Mobility from any liability that might arise from your employment or termination consistent with the terms set forth in the severance agreement and release in effect at that time.
11) At Will Employment: Employment with USA Mobility will be “at will” and, thus, may be terminated at any time by USA Mobility.
12) Governing Law: The terms of this letter agreement shall be governed by the laws of the Commonwealth of Virginia.
This employment offer is contingent upon completion of USA Mobility’s pre-employment requirements including submission of a completed employment application, successful completion of a drug test within 48 hours of the extension of this offer and a satisfactory background check. For assistance and instructions on the completion of these requirements, please contact Bonnie Culp, SVP, Human Resources at 703-660-6677, x 6109.
Please sign and return one copy of this letter indicating your acceptance of this employment offer. As we discussed, we’d like you to officially join our staff on or before Tuesday, May 31, 2005. Scott, we are excited about our future and look forward to you becoming a part of the USA Mobility Leadership Team.

Sincerely,
/s/ Vincent D. Kelly
Vincent D. Kelly
President and CEO USA Mobility, Inc.

Accepted:

/s/ Scott Tollefsen	May 12, 2005

Scott Tollefsen	Date
cc: Human Resources, Personnel File

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